As filed with the Securities and Exchange Commission on January 9, 2002
                                                     Registration No. 333-_____

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               SUCCESSORIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                ILLINOIS                            36-3760230
     (State or Other Jurisdiction of            (I.R.S. Employer
      Incorporation or Organization)          Identification Number)

                     2520 DIEHL ROAD, AURORA, ILLINOIS 60504
   (Address, including Zip Code, of Registrant's Principal Executive Offices)

                     SUCCESSORIES, INC. AMENDED AND RESTATED
                                STOCK OPTION PLAN
                            (Full Title of the Plan)

                                GREGORY J. NOWAK
                               SUCCESSORIES, INC.
                                 2520 DIEHL ROAD
                             AURORA, ILLINOIS 60504
                                 (630) 820-7200
           (Name, Address, and Telephone Number of Agent for Service)

                                   Copies to:

            GUY E. SNYDER                         CAROL S. MCMAHON
  VEDDER, PRICE, KAUFMAN & KAMMHOLZ     CARROLL, HARTIGAN, FARMER & CERNEY, LTD.
222 NORTH LASALLE STREET, SUITE 2600      30 NORTH LASALLE STREET, SUITE 1200
       CHICAGO, ILLINOIS 60601                  CHICAGO, ILLINOIS 60602

                           ___________________________

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                     PROPOSED MAXIMUM        PROPOSED MAXIMUM
     TITLE OF SECURITIES           AMOUNT TO             OFFERING               AGGREGATE              AMOUNT OF
      TO BE REGISTERED           BE REGISTERED      PRICE PER SHARE(1)      OFFERING PRICE(1)     REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par               800,000              $0.50                 $400,000                $96.00
   value..................
=====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) based on the average of the high and low sales prices for the Common Stock on the Nasdaq National Market on January 7, 2002.
(2) An aggregate of 1,700,000 shares (as adjusted to reflect any and all stock splits and dividends to date) are being carried forward from those shares previously registered by Registration Statements on Form S-8 (File Nos. 333-62605, 333-14047, 33-81047 and 33-77464).
         Registration fees with respect to such shares have already been paid.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         This Registration Statement relates to the registration of 800,000 additional shares of Common Stock, $.01 par value per share, of Successories, Inc. (the "Registrant") reserved for issuance and delivery under the Successories, Inc. Amended and Restated Stock Option Plan (the "Plan"). The increase in the number of shares authorized to be issued under the Plan was approved by the Registrant's shareholders on July 24, 2001. Pursuant to Form S-8 Registration Statements filed by the Registrant on August 31, 1998, October 11, 1996, December 22, 1995 and April 7, 1994, the Registrant has previously registered an aggregate of 1,700,000 shares of Common Stock (as adjusted to reflect all stock splits and stock dividends to date) of which 136,540 shares remain available for issuance under the Plan. The contents of these Form S-8 Registration Statements (File Nos. 333-62605, 333-14047, 33-81047 and 33-77464)
are incorporated herein by reference pursuant to General Instruction E for the Form S-8.

         The document containing the information required by this section, which also relates to the shares remaining available which were previously registered under the above-referenced Registration Statements, will be given to those persons who participate in the Plan, all of whom are directors or employees of the Registrant. Such documents are not required to be filed with the Commission as a part of the Registration Statement or as an Exhibit.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by Successories, Inc., an Illinois corporation ("Registrant"), are incorporated in this Registration Statement by reference:

                  (a) Annual Report on Form 10-K for the year ended February 3, 2001 (File No. 0-22834);

                  (b) Quarterly Reports on Form 10-Q for the quarters ended May 5, 2001, August 4, 2001 and November 3, 2001 (File No. 0-22834);

                  (c) The description of Registrant's Common Stock contained in the Registration Statement on Form 8-A, filed on November 12, 1993 (File No. 0-22834).

         All documents filed by Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         In accordance with the Illinois Business Corporation Act (being Chapter 805, Act 5 of the Illinois Compiled Statutes), Article Six of the Registrant's Articles of Incorporation, as amended and restated as of October 28, 1999, provides as follows:

                  A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the Illinois Business Corporation Act of 1983, or
         (iv) for any transaction from which the director derived an improper personal benefit. If the Illinois Business Corporation Act of 1983 is amended after approval by the shareholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Illinois Business Corporation Act of 1983, as so amended.

                  Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         Article XI, Section 1. of the Registrant's By-laws provides as follows:

                  SECTION 1. RIGHT TO INDEMNIFICATION (a) The Corporation shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to or is involved or is threatened to be involved in (as a witness or otherwise) or otherwise requires representation by counsel now or at any time hereafter in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry that such person in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, trustee, partner, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, trustee, partner, employee or agent or in any other capacity while serving or having agreed to serve as such a director, officer, trustee, partner, employee or agent, such indemnification to be given, made and provided to the fullest extent authorized by the Illinois Business Corporation Act of 1983 (the "Illinois BCA"), as now in effect or as it may hereafter be amended (but, in the case of any such amendment with reference to events occurring prior to the effective date thereof, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and such indemnity shall also inure to the benefit of such person's heirs, personal representatives and estate; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person against the Corporation only if such proceeding (or part thereof) was authorized prior to its initiation by a majority of the disinterested members of the Board of Directors of the Corporation.

                  (b) The rights to indemnification conferred in this Article shall include the right to be paid by the Corporation any expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if and to the extent that the Illinois BCA so requires, the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made to or on behalf of a person only upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under this Article or otherwise. The rights to indemnification conferred in this Article shall be deemed to be contract rights between the Corporation and each person who serves in the capacities described above at any time while this Article is in effect. Any repeal or modification of this Article shall not in any way diminish any rights to indemnification of such person or the obligations of the Corporation arising hereunder.

         The Illinois Business Corporation Act provides for indemnification of officers, directors, employees and agents as follows:

                  5/8.75 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful.

                  (b) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person, has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

                  (c) To the extent that a director, officer, employee or agent of a corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

                  (e) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this Section.

                  (f) The indemnification and advancement of expenses provided by or granted under the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

                  (g) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Section.

                  (h) If a corporation indemnifies or advances expenses to a director or officer under subsection (b) of this Section, the corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders meeting.

                  (i) For purposes of this Section, references to "the corporation" shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of such merging corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.

                  (j) For purposes of this Section, reference to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the corporation" as referred to in this Section.

                  (k) The indemnification and advancement of expenses provided by or granted under this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. (Last amended by P.A. 91-464, L. '99, eff. 1-1-00.)

         The Registrant has purchased $5.0 million in insurance policies which insure Successories' directors and officers against liability which they may incur as a result of actions taken in such capacities.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         4.1 Articles of Incorporation of Registrant-Amended and Restated as of October 28, 1999 (incorporated by reference to Exhibit
                  3.1 to Registrant's Form 10-K for the year ended January 29,
                  2000)

         4.2      By-laws of Registrant (incorporated by reference to Exhibit
                  3.5 to Registrant's Form 10-Q for the quarter ended July 31,
                  1999)

         4.3 Successories, Inc. Amended and Restated Stock Option Plan (incorporated by reference to Appendix B to Registrant's Proxy Statement for its 2001 Annual Meeting of Shareholders)

         5.1      Opinion of Carroll, Hartigan, Farmer & Cerney, Ltd.

         23.1     Consent of Crowe, Chizek and Company LLP

         23.2     Consent of Arthur Andersen LLP

         23.3 Consent of Carroll, Hartigan, Farmer & Cerney, Ltd. (contained in Exhibit 5.1)

         24.1     Power of Attorney (included on signature page)

ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information set forth in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of the Plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, State of Illinois, on January 9, 2002.

                                        SUCCESSORIES, INC.

                                        By: /s/ Gary J. Rovansek
                                           ------------------------------------
                                           Gary J. Rovansek, President and Chief
                                           Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary J. Rovansek and John C. Carroll, or any of them, each with power to act without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all subsequent pre- and post-effective amendments and supplements to this Registration Statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   NAME                                       CAPACITY                                DATE
                   ----                                       --------                                ----

/s/      Jack Miller                                    Chairman of the Board                    January 9, 2002
---------------------------------------
         Jack Miller

/s/      Arnold M. Anderson                                   Director                           January 9, 2002
---------------------------------------
         Arnold M. Anderson

/s/      Howard I. Bernstein                                  Director                           January 9, 2002
---------------------------------------
         Howard I. Bernstein

/s/      John C. Carroll                        Senior Vice President, Chief Financial
---------------------------------------          Officer and Chief Operating Officer
/s/      John C. Carroll                    (Principal Financial and Accounting Officer)         January 9, 2002

/s/      Lawrence A. Hodges                                   Director                           January 9, 2002
---------------------------------------
         Lawrence A. Hodges

/s/      Leslie Nathanson Juris                               Director                           January 9, 2002
---------------------------------------
         Leslie Nathanson Juris

/s/      R. Scott Morrison, Jr.                               Director                           January 9, 2002
---------------------------------------
         R. Scott Morrison, Jr.

/s/      Gary J. Rovansek                       President, Chief Executive Officer and           January 9, 2002
---------------------------------------                        Director
         Gary J. Rovansek                           (Principal Executive Officer)

                                INDEX TO EXHIBITS

4.1 Articles of Incorporation of Registrant-Amended and Restated as of October 28, 1999 (incorporated by reference to Exhibit 3.1 to Registrant's Form 10-K for the year ended January 29, 2000)

4.2 By-laws of Registrant (incorporated by reference to Exhibit 3.5 to Registrant's Form 10-Q for the quarter ended July 31, 1999)

4.3 Successories, Inc. Amended and Restated Stock Option Plan (incorporated by reference to Appendix B to Registrant's Proxy Statement for its 2001 Annual Meeting of Shareholders)

5.1      Opinion of Carroll, Hartigan, Farmer & Cerney, Ltd.

23.1     Consent of Crowe, Chizek and Company LLP

23.2     Consent of Arthur Andersen LLP

23.3     Consent of Carroll, Hartigan, Farmer & Cerney, Ltd. (contained in
         Exhibit 5.1)

24.1     Power of Attorney (included on signature page)